Exhibit 4.01
GREEN DOT CORPORATION
EIGHTH AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
     This Eighth Amended and Restated Registration Rights Agreement (this “Agreement”) is entered into as of March 31, 2010 by and among Green Dot Corporation, a Delaware corporation (the “Company”) and the holders of the Company’s Preferred Stock listed on Schedule 1 hereto.
     A. The Company and the holders of its Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-l Preferred Stock and Series C-2 Preferred Stock have previously entered into that certain Seventh Amended and Restated Registration Rights Agreement dated as of November 12, 2009, as amended (the “Prior Agreement”).
     B. Concurrently with the execution and delivery of this Agreement, the Company is amending its certificate of incorporation to (i) implement a dual class Common Stock structure, which results in the Company having two classes of Common Stock, and (ii) effect the reclassification of each outstanding share of the Company’s Common Stock into one share of Class B Common Stock.
     C. The Company and the holders of not less than 67% of the Registrable Shares (as such term is defined in the Prior Agreement) currently outstanding wish to amend the Prior Agreement to reflect the dual class Common Stock structure described above and to exclude from the application of Section 2.1 of this Agreement and the Prior Agreement the Company’s currently proposed registered public offering of Class A Common Stock involving an underwriting (the “Offering”) pursuant to a registration statement Form S-1 (Registration No. 333-165081) (the “Registration Statement”) filed with the Securities and Exchange Commission on February 26, 2010.
     D. Section 5 of the Prior Agreement provides that the Prior Agreement may be amended as contemplated hereby with the written consent of (i) the Company and (ii) the holders of not less than 67% of the Registrable Shares (as such term is defined in the Prior Agreement) outstanding. Accordingly, this Agreement amends and restates the Prior Agreement in its entirety, and is binding upon the Company and each Holder, notwithstanding the failure of any Holder to execute this Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. As used herein:
          1.1 The term “Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including without limitation any general partner, managing member, officer or director of such person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such person.
          1.2 The term “Class A Common Stock” means shares of the Company’s Class A Common Stock.
          1.3 The term “Class B Common Stock” means shares of the Company’s Class B Common Stock.

          1.4 The term “Holder” means any person owning or having the right to acquire Registrable Shares or any assignee thereof in accordance with Section 2.10 hereof.
          1.5 The term “Preferred Stock” means shares of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock.
          1.6 The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as defined below) and the applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.
          1.7 The term “Registrable Shares” means and includes (i) the shares of Class A Common Stock issuable or issued upon conversion of the Class B Common Stock issued or issuable upon conversion of the Preferred Stock; (ii) the shares of Class A Common Stock issued or issuable upon conversion of the Class B Common Stock issued or issuable upon exercise of those certain warrants that were issued to the purchasers of the Company’s Series B Preferred Stock; (iii) the shares of Class A Common Stock issued or issuable upon conversion of the Class B Common Stock issued or issuable upon exercise of that certain warrant issued to PayPal, Inc. on March 3, 2009 (the “PayPal Warrant”); and (iv) any other shares of Class A Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued at) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii) and (iii) above, and in each case held by a party to this Agreement and such party’s permitted assignee, excluding in all cases, however, any Registrable Shares sold by a person in a transaction in which his or her rights under Section 2 are not assigned
          1.8 The term “Ownership Percentage” means and includes, with respect to each Holder of Registrable Shares requesting inclusion of Registrable Shares in an offering pursuant to this Agreement, the number of Registrable Shares held by such Holder divided by the aggregate of (i) all Registrable Shares held by all Holders requesting registration in such offering and (ii) the total number of all other securities entitled to registration pursuant to any agreement with the Company approved by the Board of Directors and held by others participating in the underwriting.
          1.9 The term “Public Offering” means and includes the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of securities to the general public for the account of the Company.
          1.10 The term “Qualified Initial Public Offering” means a firm commitment underwritten public offering underwritten by a nationally recognized investment bank approved by the Company and the holders of a majority of the then outstanding Preferred Stock pursuant to an effective registration statement under the Securities Act covering the offer and sale of Class A Common Stock to the public involving gross proceeds to the Company of at least $25,000,000 (before deductions of underwriters commissions and expenses) at a per share offering price of at least $2.48 (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits and the like).
          1.11 The term “Securities Act” means the Securities Act of 1933, as amended.

     2. Registration Rights.
          2.1 Piggy Back Registration.
               (a) If at any time the Company shall determine to register under the Securities Act (including pursuant to a demand of any stockholder of the Company exercising registration rights) any of its Class A Common Stock (including pursuant to Section 2.2 or 2.3 below, but excluding registrations relating solely to the sale of securities to participants in a Company employee benefits plan, a registration on Form S-4 or any successor form or a registration in which the only capital stock of the Company being registered is Class A Common Stock issuable upon conversion of debt securities which are also being registered), it shall send to each Holder written notice of such determination and, if within twenty (20) days after receipt of such notice, such Holder shall so request in writing, the Company shall use its best efforts to include in such registration statement all or any part of the Registrable Shares that such Holder requests to be registered.
               (b) Notwithstanding the foregoing, if, in connection with any offering involving an underwriting of securities to be issued by the Company, the managing underwriter shall impose a limitation on the number of shares of Class A Common Stock included in any such registration statement because, in such underwriter’s judgment, such limitation is necessary based on market conditions, then the Company may exclude Registrable Shares from such registration to the extent so advised by the underwriters provided, however, that (i) in the event of any such exclusion, the shares which are included in such registration shall be apportioned pro rata among the selling stockholders according to their Ownership Percentage (or in such other proportions as shall mutually be agreed to by such selling stockholders); (ii) the number of Registrable Shares included in such registration shall not be reduced to less than twenty-five percent (25%) of the total value of securities to be sold in such offering except in the case of the Company’s initial Public Offering, in which case all securities (including Registrable Shares) other than those being sold by the Company may be excluded from such registration; (iii) no securities being offered by the Company for its own account shall be excluded from a registration except as set forth in the following subsection (c) with respect to a registration effected pursuant to Section 2.2 below. In addition, notwithstanding the foregoing, no stockholder of the Company otherwise entitled to registration shall be entitled to include their shares in a registration pursuant to this Section 2.1 if such inclusion would reduce the number of shares includable by any Holder in such registration without the consent of the Holders of a majority of Registrable Securities.
               (c) Notwithstanding anything to the contrary set forth herein, no Registrable Shares held by an Initiating Holder (as defined below) shall be excluded from a registration effected pursuant to Section 2.2 below. If the managing underwriter shall impose a limitation on the number of shares of Class A Common Stock to be included in any such registration because, in such underwriter’s judgment, such limitation is necessary based on market conditions, then the Company shall exclude from such registration (i) first, Registrable Shares held by Holders other than the Initiating Holders (as defined below), on a pro rata basis according to their respective Ownership Percentage, and (ii) second, securities to be sold by the Company for its own account.
               (d) If any Holder disapproves of the terms of any underwriting referred to in this section, he may elect to withdraw therefrom by written notice to the Company and the underwriter. No incidental right under this Section 2.1 shall be construed to limit any registration required under Section 2.2.
               (e) Notwithstanding anything to the contrary set forth herein or in the Prior Agreement, in connection with the Offering, and as an inducement for the Company and the representatives of the investment banks that are underwriting the Offering (the “Underwriters”) to continue their efforts in connection with the Offering, the undersigned holders of Registrable Shares (on behalf of all holders of Registrable Shares under this Agreement or the Prior Agreement) hereby waive any registration rights related to the Registrable Shares and the Registration Statement, pursuant to Section 2.1 of this Agreement and the Prior Agreement, and acknowledge that the Company is not required to include any Registrable Shares in such Offering. The undersigned holders of Registrable Shares understand and acknowledge that the shares of Class A Common Stock offered for sale under the Registration Statement may, at the discretion of the Company and the Underwriters, include shares being resold by certain holders of the Company’s securities, and that upon the execution of this Agreement by the Company and the holders of not less than 67% of the Registrable Shares (as such term is defined in the Prior Agreement) currently outstanding, the undersigned holders of Registrable Shares and some or all other holders of Registrable Shares may be excluded from the Registration Statement.
          2.2 Required Registration.
               (a) Not earlier than the earlier of either (i) 180 days after the completion by the Company of a Qualified Initial Public Offering or (ii) December 19, 2011, one or more Holders (the “Initiating Holders”) of at least 50% of the Registrable Shares then outstanding may require the Company to register such Initiating Holders’ Registrable Shares under the Securities Act, provided that such registration covers an offering with an aggregate offering price of at least $5,000,000. Such Initiating Holder(s) shall notify the Company in writing (the “Demand Notice”) that it or they intend to offer or cause to be offered for public sale all or any portion of the Registrable Shares, and within ten (10) days of the receipt of such Demand Notice, the Company will so notify all other Holders as set forth in Section 2.1 above. The Company shall, within 45 days after delivery by the Company of such written notices, prepare and file with the Securities and Exchange Commission (the “SEC”), a registration statement for the purpose of effecting a registration under the Securities Act of all Registrable Shares that the Initiating Holders have requested to be registered. The Company shall use best efforts to cause such registration statement to be effective under the Securities Act as soon as practicable, but in any event within 120 days after its receipt of the Demand Notice.
               (b) Notwithstanding anything contained in this Section 2.2 or Section 2.3 to the contrary, if the Company furnishes to the Holders requesting any registration pursuant to such sections a certificate signed by the President of the Company stating that, in the good faith judgment of the Board of Directors of the Company, such registration would be detrimental to the Company and that it is in the best interests of the Company to defer the filing of a registration statement, then the Company shall have the right to defer the filing of a registration statement with respect to such offering for a period of not more than ninety (90) days from receipt by the Company of the Demand Notice; provided, however, that the Company may not exercise such right more than once in any twelve-month period; and provided that the Company shall not register any securities during such ninety (90) day period (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan).
               (c) If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwriting, they shall so advise the Company as part of their request and the Company shall include such information in the written notice referred to above.
               (d) The underwriter shall be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his or her Registrable Shares in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Shares in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriters selected for such underwriting.
               (e) Notwithstanding the foregoing, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise the Company and the Company shall advise all Holders of Registrable Shares which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Shares that may be included in the underwriting shall be reduced as set forth in Section 2.1(c) above.
               (f) Notwithstanding the foregoing, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 2.2: (i) if, within thirty (30) days following the Company’s receipt of the Demand Notice, the Company provides the Initiating Holders with written notice of its intent to file a registration statement for an initial Public Offering within sixty (60) days; (ii) during the period starting with the date of filing of, and ending one hundred eighty (180) days after the effective date of a Qualified Initial Public Offering (provided that the Company shall make reasonable good faith efforts to cause such registration statement to become effective once it has been filed), (iii) if the Initiating Holders propose to dispose of shares of Registrable Shares that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.3 below or (iv) if the Company has effected two registrations and such registrations have been declared or ordered effective.
               (g) If all of the Initiating Holders withdraw from any proposed offering, the Demand Notice shall not count as a demand under this Section 2.2 if: (i) the Initiating Holders pay their pro rata share (based on the number of securities initially proposed to be included in such registration statement) of the expenses incurred by the Company in connection with such registration statement; or (ii) the withdrawal occurs promptly after the Initiating Holders receive notice of the occurrence of one or more events regarding the Company, which event or events may have a material adverse affect upon the business or prospects of the Company, and such Holders learn of such event or events after, the date of the notice of Demand Notice.
          2.3 Registration on Form S-3. In case the Company shall receive from one or more Holder or Holders of at least twenty percent (20%) of the Registrable Shares then outstanding a written request or requests (each, an “S-3 Request”) that the Company effect a registration on Form S-3 (or any similar form promulgated by the SEC) and any related qualification or compliance with respect to all or a part of the Registrable Shares owned by such Holder or Holders, the Company will:
               (a) within ten (10) days of the Company’s receipt of the S-3 Request give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
               (b) as soon as practicable, effect such registration and all such qualifications and compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Shares as are specified in such request, together with all or such portion of the Registrable Shares of any other Holder or Holders joining in such request pursuant to Section 2.1, and shall use its best efforts to cause such registration to be effective under the Securities Act as soon as practicable, and in any event within 120 days after receipt of the S-3 Request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3: (i) if Form S-3 (or similar or successor form) is not available for such offering by the Holders requesting such registration; (ii) if the

Company shall furnish to the Holders requesting such registration a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after its receipt of the S-3 Request; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period and the Company shall not register any securities during such ninety (90) day period (other than a registration of securities in a Rule 145 transaction or with respect to an employee benefit plan); (iii) if such Form S-3 Registration covers an offering of Registrable Shares of less than $1,000,000, net of underwriting discounts and commissions, (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
               (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Shares and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. A registration effected pursuant to this Section 2.3 shall not be counted as a demand for registration effected pursuant to Section 2.2.
          2.4 Effectiveness.
               (a) The Company will use its best efforts to maintain the effectiveness for up to one hundred eighty (180) days of any registration statement pursuant to which any of the Registrable Shares are being offered; provided, however, that: (i) such one hundred eighty (180) day period shall be extended for a period of time equal to the period the Holder refrains from selling any securities included in such registration at the request of an underwriter of any securities of the Company and (ii) in the case of any registration of Registrable Shares on Form S-3 which are intended to be offered on a continuous or delayed basis, such one hundred eighty (180) day period shall be extended, if necessary, to keep the registration statement effective until the earlier to occur of (A) twelve (12) months following the effectiveness of the registration statement, or (B) the date that all such Registrable Shares are sold, provided that Rule 415, or any successor rule under the Act, permits an offering on a continuous or delayed basis.
               (b) The Company will from time to time amend or supplement such registration statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation.
          2.5 Indemnification.
               (a) Indemnification of Holders. In the event that the Company registers any of the Registrable Shares under the Securities Act, the Company will indemnify and hold harmless each Holder of the Registrable Shares so registered, each of such Holder’s Affiliates (including without limitation each person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act), and each of such Holders’ and such Affiliates’ respective officers, directors, employees, partners, agents and members, from and against any and all losses, claims, damages, expenses or liabilities (or any action in respect thereof), joint or several, to which they or any of them become subject under the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law (collectively, “Applicable Securities Laws”), and, except as hereinafter provided, will reimburse each such Holder, each such Affiliate and each such officer, director, employee, partner, agent or member, if any, for any legal or other expenses reasonably incurred by them or any of them, as such expenses are incurred, in connection with investigating, preparing or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented by the Company); (ii) the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading; or (iii) any violation by the Company of Applicable Securities Laws in connection with such registration; provided, however, that the indemnity contained in this Section 2.5(a) will not apply where such untrue statement or omission was made in such registration statement, preliminary or amended, preliminary prospectus or prospectus in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such Holder of Registrable Shares or any such controlling person expressly for use therein. Notwithstanding the foregoing, the Company will not be required to indemnify any of the foregoing persons from and against any and all losses, claims, damages, expenses or liabilities (or any action in respect thereof) if such untrue statement or omission was made in such registration statement, preliminary or amended, preliminary prospectus or prospectus and was corrected in a subsequent prospectus that was required by law to be delivered to the person making the claim with respect to which indemnification is sought hereunder, and such subsequent prospectus was made available by the Company to permit delivery of such prospectus in a timely manner by the Holder to the proposed purchaser, and such subsequent prospectus was so delivered to the Holder making the claim for indemnification and such Holder failed to deliver such corrected prospectus. Promptly after receipt by any Holder of Registrable Shares or any controlling person of notice of the commencement of any action in respect of which indemnity may be sought against the Company, such Holder of Registrable Shares, or such controlling person, as the case may be, will notify the Company in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Company shall assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to such Holder of Registrable Shares, or such controlling person, as the case may be), and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company. Such Holder of Registrable Shares or any such controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof in the event the representation of such Holder or controlling person by counsel retained by or on the behalf of the Company would be inappropriate due to conflicts of interest between any such person and any other party represented by such counsel in such proceeding or action, in which case the Company shall pay, as incurred, the fees and expenses of such separate counsel. The Company shall not be liable to indemnify any person under this Section 2.5(a) for any settlement of any such action effected without the Company’s consent (which consent shall not be unreasonably withheld). The Company shall not, except with the approval of each party being indemnified under this Section 2.5(a) (which approval will not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.
               (b) Indemnification of Company. In the event that the Company registers any of the Registrable Shares under the Securities Act, each Holder of the Registrable Shares so registered will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities (or any action in respect thereof), to which they or any of them may become subject under Applicable Securities Laws, and, except as hereinafter provided, will reimburse the

Company and each such director, officer or controlling person for any legal or other expenses reasonably incurred by them or any of them, as such expenses are incurred, in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such Holder, expressly for use therein; provided, however, that such Holder’s obligations hereunder shall be limited to an amount equal to the net proceeds to such Holder of the Registrable Shares sold in such registration. Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against such Holder of Registrable Shares, the Company will notify such Holder of Registrable Shares in writing of the commencement thereof, and such Holder of Registrable Shares shall, subject to the provisions hereinafter stated, assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to the Company) and the payment of expenses insofar as such action shall relate to the alleged liability in respect of which indemnity may be sought against such Holder of Registrable Shares. The Company and each such director, officer or controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof in the event the representation of the Company, any of its officers or directors or controlling person by counsel retained by or on the behalf of such Holder would be inappropriate due to conflicts of interest between any such person and any other party represented by such counsel in such proceeding or action, in which case such Holder shall pay, as incurred, the fees and expenses of such separate counsel. Notwithstanding the two preceding sentences, if the action is one in which the Company may be obligated to indemnify any Holder of Registrable Shares pursuant to Section 2.5(a), the Company shall have the right to assume the defense of such action, subject to the right of such Holders to participate therein as permitted by Section 2.5(a). Such Holder shall not be liable to indemnify any person for any settlement of any such action effected without such Holder’s consent (which consent shall not be unreasonably withheld). Such Holder shall not, except with the approval of the Company (which approval shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the party being so indemnified of a release from all liability in respect to such claim or litigation.
          2.6 Contribution. If the indemnification provided for in Section 2.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission, provided, however, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

          2.7 Exchange Act Registration. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:
               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public;
               (b) take such reasonable action, including the voluntary registration of its Class A Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Shares;
               (c) file on a timely basis with the SEC all information that the SEC may require under either of Section 13 or Section 15(d) of the Exchange Act and, so long as it is required to file such information, take all action that may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to the Company’s Class A Common Stock; and
               (d) furnish to any Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company as filed with the SEC, and (iii) any other reports and documents that a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such Registrable Shares without registration.
          2.8 Further Obligations of the Company. Whenever the Company is required hereunder to register Registrable Shares, it agrees that it shall also do the following:
               (a) Furnish to each selling Holder such copies of each preliminary and final prospectus and any other documents that such Holder may reasonably request to facilitate the public offering of its Registrable Shares;
               (b) Use its best efforts to register or qualify the Registrable Shares to be registered pursuant to this Agreement under the applicable securities or “blue sky” laws of such jurisdictions as any selling Holder may reasonably request; provided, however, that the Company shall not be obligated to qualify to do business in any jurisdiction where it is not then so qualified or to take any action that would subject it to the service of process in suits other than those arising out of the offer or sale of the securities covered by the registration statement in any jurisdiction where it is not then so subject;
               (c) Notify each Holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

               (d) Cause all such Registrable Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;
               (e) Provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration;
               (f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement;
               (g) Furnish, at the request of any Holder requesting registration of Registrable Shares pursuant to this Section 2, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Section 2, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective:
                    (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares; and
                    (ii) “comfort” letters signed by the Company’s independent public accountants who have examined and reported on the Company’s financial statements included in the registration statement, to the extent permitted by the standards of the American Institute of Certified Public Accountants, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and with respect to events subsequent to the date of the financial statements, as are customarily covered in accountants’ “comfort” letters delivered to the underwriters in underwritten public offerings of securities, but only if and to the extent that the Company is required to deliver or cause the delivery of such “comfort” letters to the underwriters in an underwritten public offering of securities;
               (h) Permit each selling Holder or his or her counsel or other representatives to inspect and copy such corporate documents and records as may reasonably be requested by them; and
               (i) Furnish to each selling Holder, upon request, a copy of all documents filed and all correspondence from or to the SEC in connection with any such offering unless confidential treatment of such information has been requested of the SEC.
          2.9 Expenses. In the case of a registration under Sections 2.1, 2.2 or 2.3 the Company shall bear all costs and expenses of each such registration, including, but not limited to, printing, legal and accounting expenses, SEC filing fees and “blue sky” fees and expenses; provided, however, that the Company shall have no obligation to pay or otherwise bear (i) any portion of the fees or disbursements of more than one counsel for the Holders in connection with the registration of their Registrable Shares, which in no event shall exceed a reasonable fee, (ii) any portion of the underwriter’s commissions or discounts attributable to the Registrable Shares being offered and sold by the Holders of Registrable Shares, or (iii) any of such expenses if the payment of such expenses by the Company is prohibited by the laws of a state in which such offering is qualified and only to the extent so prohibited.

          2.10 Transfer of Registration Rights. The registration rights of a Holder of Registrable Shares under this Agreement may be transferred as set forth below, provided in each case that (i) immediately following such transfer or assignment the further disposition of the Registrable Shares so transferred or assigned is restricted under the Securities Act; (ii) the transferee or assignee agrees in writing to be bound by the terms of this Agreement, (iii) the Company is given written notice prior to such transfer; and (iv) the transfer or assignment is to: (A) any partner or affiliate of a Holder (it being understood that any investment partnership for which David W. Hanna has the power to direct investment decisions constitutes an affiliate of the David William Hanna Trust dated October 30, 1989); (B) in the case of an individual, any member of the immediate family of such individual or to any trust for the benefit of the individual or any such family member or members; or (C) any other transferee which receives at least two percent (2%) of the Registrable Securities outstanding on the date hereof. Notwithstanding the foregoing, the registration rights of a Holder under this Agreement may not be transferred to an entity, or a person controlled by, under common control with or controlling such entity, which is a direct competitor of the Company. Notwithstanding clause (iv) above, the holder of the PayPal Warrant shall have the right to assign or transfer its registration rights under this Agreement to any party to whom the PayPal Warrant or the shares acquired upon exercise of the PayPal Warrant are transferred provided such transferee or assignee is a party to whom the PayPal Warrant could be transferred in an Exempt Warrant Transfer (as defined in the PayPal Warrant).
          2.11 No Superior Rights; Most Favored Nations. The Company will not, without first obtaining the prior written consent of the Holders of a majority of the Registrable Shares, grant (i) any “piggy back” registration rights to any person or entity which would reduce the number of shares includable by the Holders pursuant to Section 2.1; or (ii) any registration rights to any person or entity that are otherwise superior to the rights granted hereunder. In the event that the Company grants rights superior to the rights granted hereunder after obtaining such written consent (or waiver thereof pursuant to Section 5 below), any superior rights granted to other persons or entities shall apply to the Holders and shall be deemed to be incorporated into this Agreement. Notwithstanding the foregoing, the Company may grant pari passu registration rights to the rights granted hereunder without any such consent.
          2.12 Market Stand-Off Agreement. Provided that all Holders are treated equally and that holders of at least 1% of the outstanding securities of the Company and all officers and directors of the Company are also so bound, no Holder shall, to the extent requested by any managing underwriter of the Company, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Shares during a period (the “Stand-Off Period”) equal to 180 days following the effective date of a registration statement of the Company’s initial Public Offering filed under the Securities Act (or such shorter period as the Company or managing underwriter may authorize, so long as the applicable Stand-Off Period for all Holders is the same) (or such longer period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (i) the publication or other distribution of research reports and (ii) analyst recommendations and opinions, including, but not limited to, the restrictions contained in NASD Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto), and except for securities sold as part of the offering covered by such registration statement in accordance with the provisions of this Agreement; provided, that if any officer, director, or holder of 1% of the outstanding securities of the Company (the “Specified Shareholders”) is released by such underwriter from its lockup obligations as referenced hereunder, then all Holders shall be so released on a pro rata basis (with the percentage of each Holder’s Registrable Securities so released being equal to the percentage of shares so released for the Specified Shareholder having the highest percentage of released shares among all of the Specified Shareholders). In order to enforce the foregoing covenant, the Company may impose stock transfer restrictions with respect to the Registrable Shares of each Holder until the end of the Stand-Off Period. Notwithstanding the foregoing, the obligations described in this Section 2.12 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an acquisition of another person’s business, Form S-4 or similar forms which may be promulgated in the future.
          2.13 Termination of Registration Rights. The obligations of the Company to register any Holder’s Registrable Shares pursuant to this Section 2 shall terminate five (5) years after the Company’s Qualified Initial Public Offering, and the obligations of the Company to register any Holder’s Registrable Shares pursuant to this Section 2 shall be suspended at all such times as all of the Registrable Shares of such Holder may be sold within a three month period without limitation under SEC Rule 144.
     3. Assignability. This Agreement shall be binding upon and inure to the benefit of the respective heirs, successors and assigns of the parties hereto.
     4. Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California; provided, however, that if any California law or laws require or permit the application of the laws of any other jurisdiction to this Agreement, such California law or laws shall be disregarded with the effect that the remaining laws of the State of California shall nonetheless apply.
     5. Amendment. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or provision herein set forth may be omitted or waived, either retroactively or prospectively, with the written consent of (i) the Company, and (ii) the Holders of not less than 67% of the Registrable Shares then outstanding, which shall be binding upon all of the parties hereto. The Company shall, in each such case, deliver copies of such consents in writing to any Holder who did not execute the same.
     6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
     7. Notice. Any notices and other communications required or permitted under this Agreement shall be effective if in writing and delivered personally or sent by telecopier, Federal Express or other generally recognized overnight carrier or registered or certified mail, postage prepaid, addressed as follows:

If to a Holder, to:	The name and address set forth on Schedule 1 hereto.

If to the Company:	Green Dot Corporation
605 E. Huntington Drive, Suite 205
Monrovia, California 91016
Attention: Chief Executive Officer and General Counsel
Facsimile: (626) 775-3704

with a copy to:	Fenwick & West LLP
801 California Street
Mountain View, CA 94041
Attention: Gordon Davidson
Andrew Luh
Facsimile: (650) 938-5200

Unless otherwise specified herein, such notices or other communications shall be deemed effective (and to have been received) (a) on the date delivered, if delivered personally, (b) one (1) business day after being sent, if sent by Federal Express or other generally recognized overnight carrier, (c) one business day after being sent, if sent by fax with confirmation of good transmission and receipt, and (d) three business days after being deposited in the U.S. mail, First Class with postage prepaid. Each of the parties herewith shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.
     8. Severability. In case any provision of this Agreement shall be invalid, illegal, or unenforceable, it shall, to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties; and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     9. Survival. The obligations of the Company and the Holders under Section 2.5 and Section 2.6 of this Agreement shall survive completion of any offering of Registrable Shares in a registration statement and the termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.

THE COMPANY

GREEN DOT CORPORATION

By:	/s/ Steve Streit

Steve Streit, President

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.

HOLDER

TCV VII, L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner

Technology Crossover Management VII, L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner

Technology Crossover Management VII, Ltd.
a Cayman Islands exempted company

By:	/s/ F. Fenton

Name:
Title: Authorized Signatory

TCV VII (A), L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner

Technology Crossover Management VII, L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner

Technology Crossover Management VII, Ltd.
a Cayman Islands exempted company

By:	/s/ F. Fenton

Name:
Title: Authorized Signatory

TCV Member Fund, L.P.
a Cayman Islands exempted limited partnership,
acting by its general partner

Technology Crossover Management VII, Ltd.
a Cayman Islands exempted company

By:	/s/ F. Fenton

Name:
Title: Authorized Signatory

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.
HOLDER
SEQUOIA CAPITAL FRANCHISE FUND
SEQUOIA CAPITAL FRANCHISE PARTNERS

By:	SCFF Management, LLC
A Delaware Limited Liability Company
General Partner of Each

/s/ Michael Moritz

Michael Moritz, Managing Member
SEQUOIA CAPITAL IX
SEQUOIA CAPITAL ENTREPRENEURS ANNEX FUND

By:	SCIX.1 Management, LLC A Delaware Limited Liability Company General Partner of Each

/s/ Michael Moritz

Michael Moritz, Managing Member
SEQUOIA CAPITAL U.S. GROWTH FUND IV, L.P.

By:	SCGF IV Management, L.P.
A Cayman Islands exempted limited
partnership
Its General Partner

By:	SCGF GenPar, Ltd A Cayman Islands limited liability company Its General Partner

By:	/s/ Michael Moritz

Managing Director

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.
HOLDER
/s/ Donald B. Wiener
Donald B. Wiener

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.
HOLDER
/s/ Mark L. Shifke      /s/ Patricia W. Shifke
Mark L. Shifke & Patricia W. Shifke, as Joint Tenants

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.
HOLDER
/s/ Eric C. Weiss
William B. Wiener, Jr., by Eric. C. Weiss, Agent
THE WILLIAM B. WIENER, JR. FOUNDATION

By:	/s/ Donald B. Wiener

Donald B. Wiener, Vice President

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.
HOLDER
/s/ Betty Wiener Spomer
Betty Wiener Spomer

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.
HOLDER
/s/ Jacques L. Wiener, III
Jacques L. Wiener, III

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.
HOLDER
/s/ Sandra Baron Wiener
Sandra Baron Wiener

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.
HOLDER
/s/ Jacques L. Wiener, Jr.
Jacques L. Wiener, Jr.

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.
HOLDER

YKA PARTNERS LTD.
By:	/s/ Kenneth Aldrich
Kenneth Aldrich
General Partner

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.
HOLDER

DAVID WILLIAM HANNA TRUST DATED OCTOBER 30, 1989

By:	/s/ David W. Hanna

David W. Hanna

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.

HOLDER

TENAYA CAPITAL V, L.P.

by: Tenaya Capital V GP, L.P., its General Partner

By: Tenaya Capital V GP, LLC, its General Partner

By:	/s/ Thomas E. Banahan

Name:	Thomas E. Banahan

Title:	Managing Director

TENAYA CAPITAL V-P, L.P.

By: Tenaya Capital V GP, L.P., its General Partner

By: Tenaya Capital V GP, LLC, its General Partner

By:	/s/ Thomas E. Banahan

Name:	Thomas E. Banahan

Title:	Managing Director

     IN WITNESS WHEREOF, the parties hereto have executed this Eighth Amended and Restated Registration Rights Agreement as of the date first above written.
HOLDER

TTP FUND, LP

By:	Total Technology Partners, LLC
Its:	General Partner

	By:	/s/ Gardiner W. Garrard, III

Gardiner W. Garrard III,
Managing Partner

SCHEDULE 1
HOLDERS
Name and Address of Holder
TCV VII, L.P.
TCV VII (A), L.P.
TCV Member Fund, L.P.
528 Ramona Street
Palo Alto, CA 94301
Sequoia Capital Franchise Fund
Sequoia Capital Franchise Partners
Sequoia Capital IX.I Holdings, LLC
Sequoia Capital Entrepreneurs Annex Fund
Sequoia Capital U.S. Growth Fund IV, L.P.
3000 Sand Hill Rd.
Bldg. 4, Suite 250
Menlo Park, CA 94025
Tenaya Capital V, L.P.
Tenaya Capital V-P, L.P.
3000 Sand Hill Road
Building 3, Suite 190
Menlo Park, CA 94025
David William Hanna Trust dated October 30, 1989
c/o Hanna Capital Management
8105 Irvine Center Drive
Suite 1170
Irvine, CA 92618
Attention: Virginia L. Hanna

Name and Address of Holder
TTP Fund, L.P.
1349 West Peachtree Street, NE
Suite 1190
Atlanta, Georgia 30309
Sara Jane DeWitt
1178 San Marino Avenue
San Marino, CA 911 08
George W. Hart III
222 W. 14th Street
Apt 4C
New York, NY 10011
The Lazar Family Trust
5342 Aldea Avenue
Encino, CA 91316
BMS Investments
1667 W. Washington Boulevard
Los Angeles, CA 90007
Elaine Miller, trustee, Miller Living Survivors
      Trust
Robert Miller, attorney-in-fact for the estate of
      Irwin D. Miller
P.O. Box 575
Ross, CA 94957-0575
The Zechter Family Trust
Richard Harlan Zechter
Lawrence Glen Zechter
Susan Carol Zechter
c/o Sol Zechter
3141 Michelson Drive
Suite 1802
Irvine, CA 92612
YKA Partners, Ltd.
157 Surfview Drive
Pacific Palisades, CA 90272
Jeff Schweiger
7430 Miami View Drive
North Bay Village, FL 33141

Name and Address of Holder
Mark Shifke
Patricia W. Shifke
Mark L. Shifke & Patricia W. Shifke, as joint
      tenants
Donald B. Wiener
William B. Wiener
Betty Wiener Spomer
Jacques L. Wiener, Jr.
Jacques L. Wiener, III
Sandra Baron Wiener
Sandra M. Feingerts
Sandra M Feingerts Children’s Trust U/A dated
      12/5103
The Jonathan Loeb Shifke Trust U/A Dated
      12/24/87
The Katherine Elisabeth Shifke Trust U/A dated
      4/11/91
The David Jacques Shifke Trust U/A Dated
      12/4/91
The Caroline Rose Shifke Trust U/A Dated
      12/13/89
The Thomas Max Wiener Trust U/A Dated
      3/16/99
The John Baron Wiener Trust U/A Dated 12/11/98
The Kathryn Ellen Wiener Trust U/A Dated
      11/12/93
The Andrew Charles Spomer Trust U/A Dated 1]/12193
The Daniel Baron Spomer Trust U/A Dated
      4/10/96
The Sophie Grace Wiener Trust, U/A Dated
      August 19, 2003
c/o Wiener Associates
333 Texas Street, Suite 2375
Shreveport, LA 71101
Avishai Shachar
59 Shore Drive
Larchmont, NY 10538
Kathleen L. Ferrell
714 Broadway #8
New York, NY 10003
Howard Ellins
47 Horatio Street
New York, NY 10014
Mario Verdolini
1133 Park Avenue
New York, NY 10128

Name and Address of Holder
Steve Streit
Steven W. Streit Family Trust
907 El Campo Drive
Pasadena, CA 91107
Jennifer C. Streit Revocable Trust UTD May 4,
      2006
1245 San Marino Avenue
San Marino, CA 91108
Christopher S. Hameetman
1925 Century Park East
Suite 2100
Los Angeles, California 90067
Kodiak Ventures, LP
1430 Glencoe Drive
Arcadia, CA 91006
Steven J. Pfrenzinger and Margaret A. Pfrenzinger
Family Trust Dated 03/25/83
73-987 Desert Garden Trail
Palm Desert, CA 92260
Raulee Marcus
3335 Highland Avenue
Hermosa Beach, CA 90254
Kenneth I. Brody, Ph.D.
1011 Amalfi Drive
Pacific Palisades, CA 90272
L. Ried Schott Trust dtd 8/13/97
L. Ried Schott TTEE
225 31st Place
Manhattan Beach, CA 90266
Avalon Investments, LLC
P.O. Box 41-B
305 East Bay Front
Newport Beach, CA 92662
Ellen Olivier de Vezia
30765 Pacific Coast Highway #110
Malibu, CA 90265
Barbara Tomash
787 Ensenada Avenue
Berkeley, CA 94707
Holly Family 1989 Trust
James H. Holly, TTEE
6512 Nancy Road
Rancho Palos Verdes, CA 90275

Name and Address of Holder
Larry M. & Virginia A. Daines Trust dated Dec.
15, 2000
Larry M. Daines, TTEE
622 Gloria Road
Arcadia, CA 91006
Maryann O’Donnell
1896 Rising Glen Road
Los Angeles, CA 90069
Michael J. Napoli Jr.
939 N. Palm Avenue #301
W. Hollywood, CA 90069
The Ben-Barak 1990 Family Trust
Y. Ben Barak, Trustee
8 Cottoncloud
Irvine, CA 92614
Mary Ann Wenger
Samuel Graves Pierce
180 Montrose Road
Berkeley, CA 94707
Douglas Runing DeWitt
5485 Gardendale Street
South Gate, CA 90280
Edward Holden DeWitt
P.O. Box 1932
South Gate, CA 90280
William Holliday DeWitt, II
P.O. Box 1521
South Gate, CA 90280
Mark Gilder
8383 Wilshire Boulevard, # 240
Beverly Hills, CA 90211
Judith S. Diffenbaugh
Mount Madonna Center
445 Summit Road
Watsonville, CA 95076
Colin Phillips
9 Waverly Court
Houston, TX 77005
The Pacific Group Defined Benefit Trust
632 Via del Monte
Palos Verdes Estates, CA 90274
Pickar Investments, Ltd.
11 Bowie Road
Rolling Hills, CA 90274
Warren and Sharon Hanselman, JTWROS
31862 Paseo Terraza
San Juan Capistrano, CA 92675

Name and Address of Holder
Kenneth D. Leiter
147 Minges Hills Drive
Battle Creek, MI 49015
Stephen M. Greenberg
1003 Ash Drive
Mahwah, NJ 07430-2337
The Greenleaf Family Trust dated Mary 16, 1999
624 Winston Ave.
San Marino, CA 91108
Gold Hill Venture Lending 03, LP
3003 Tasman Drive, HA 200
Santa Clara, CA 95054
Attn: Robert Helm
PayPal, Inc.
2211 North First Street
San Jose, California 95131